                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                  ANESTA CORP.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(j)(2), or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
     (3) Filing Party:

- --------------------------------------------------------------------------------
     (4) Date Filed:

- --------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 28, 1996

TO THE STOCKHOLDERS OF ANESTA CORP:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ANESTA CORP., a Delaware corporation (the "Company"), will be held on Friday, June 28, 1996 at 2:00 p.m. local time at the Red Lion, 255 South West Temple, Salt Lake City, Utah 84101 for the following purposes:

1. To elect directors to serve for the ensuing year and until their successors are elected.

2. To ratify the selection of Coopers & Lybrand L.L.P. as independent auditors of the Company for its fiscal year ending December 31, 1996.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         The Board of Directors has fixed the close of business on April 29, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.


                                        By Order of the Board of Directors

                                        /s/ THEODORE H. STANLEY, M.D.
                                        Theodore H. Stanley, M.D.
                                        Secretary



Salt Lake City, Utah
May 31, 1996


         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

         INVESTORS MAY REQUEST ADDITIONAL INFORMATION REGARDING ANESTA CORP., INCLUDING A COPY OF THE FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, FREE OF CHARGE. PLEASE ADDRESS YOUR REQUEST TO: INVESTOR RELATIONS, ANESTA CORP., 4745 WILEY POST WAY, SUITE 650, SALT LAKE CITY, UTAH 84116.

                                  ANESTA CORP.
                         4745 WILEY POST WAY, SUITE 650
                            SALT LAKE CITY, UT 84116

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed proxy is solicited on behalf of the Board of Directors of ANESTA CORP., a Delaware corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on June 28, 1996 at 2:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.
The Annual Meeting will be held at the Red Lion, 255 West Temple, Salt Lake City, Utah 84101. The Company intends to mail this proxy statement and accompanying proxy card on or about May 24, 1996, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

         The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

         Only holders of record of Common Stock at the close of business on April 29, 1996 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 29, 1996 the Company had outstanding and entitled to vote 7,225,331 shares of Common Stock.

         Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

         All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

         Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, Anesta Corp., 4745 Wiley Post Way, Suite 650, Salt Lake City, Utah 84116, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

         The Company intends to holds its 1996 Annual Meeting in or around May 15, 1997. Thus, proposals of stockholders that are intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Company not later than November 15, 1996 in order to be included in the proxy statement and proxy relating to that Annual Meeting.



                                       2.

                                 PROPOSAL 1

                            ELECTION OF DIRECTORS

         There are seven nominees for the seven Board positions presently authorized by the Board of Directors in accordance with the Company's Certificate of Incorporation and Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company.

         Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

         Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

                       THE BOARD OF DIRECTORS RECOMMENDS
                   A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

         The names of the nominees and certain information about them are set forth below:


                                               PRINCIPAL OCCUPATION/
         NAME                           AGE    POSITION HELD WITH THE COMPANY
William C. Moeller                      57     President, Chief Executive Officer and Treasurer

Thomas B. King                          41     Executive Vice President and Chief Operating Officer

Theodore H. Stanley, M.D.               56     Chairman of the Board and Secretary

Edwin M. Kania, Jr. (1)(2)              38     Managing General Partner of Morgan, Holland Partners II, L.P.

Richard H. Leazer (1)(2)                54     Managing Director of the Wisconsin Alumni Research Foundation

Emanuel M. Papper, M.D., Ph.D. (1)      80     Professor of Anesthesiology  at the University of Miami,  School
                                               of Medicine

Daniel L. Kisner, M.D. (2)              48     President and Chief  Operating Officer of Isis  Pharmaceuticals,
                                               Inc.

- -----------------
(1)      Member of the Compensation Committee

(2)      Member of the Audit Committee

         William C. Moeller has been President and Chief Executive Officer of the Company since he co-founded the Company in 1985. Prior to joining Anesta, Mr. Moeller held senior management positions with several medical companies that manufactured products for orthopedic and cardiovascular surgery and for anesthesiology. These positions included general management responsibilities in the large multinational companies of Howmedica, Inc., a medical devices company, from 1964 to 1973 and The BOC Group, from 1973 to 1981, in its medical division. Mr. Moeller was Chief Operating Officer of Symbion, Inc., a company in the field of artificial organs, from 1982 to 1985. He received an M.B.A. degree from Harvard Graduate School of Business Administration in 1964.

         Thomas B. King has been Executive Vice President, Chief Executive Officer and a Director of the Company since December 1994. Prior to joining Anesta, he was employed by Somatogen, Inc., a biotechnology company, from January 1990 to December 1994 as Vice President of Marketing and Business Development. Prior to joining Somatogen, he was director of the Cardiovascular Business Unit at Abbott Laboratories ("Abbott"), a pharmaceutical company, from January 1988, to December 1989, and held various marketing and business development positions at Anaqust, the pharmaceutical, division of BOC Healthcare, a producer of medical gases and





                                        3.

manufacture of medical devices and pharmaceuticals, from June 1982 to December 1987. Mr. King received an M.B.A. in finance and marketing from the University of Kansas in 1982.

         Theodore H. Stanley, M.D. has been Chairman of the Board of Directors of the Company since he co-founded the Company in 1985. Dr. Stanley served as Medical Director of the Company from 1985 to April 1994. He also has been Professor of Anesthesiology and Professor of Surgical Research at the University of Utah School of Medicine since 1978. Dr. Stanley has also been an Adjunct Professor of Anesthesiology at the University of Texas (Houston) since 1985. He is internationally known for his work in the clinical testing of intravenous anesthetic drugs and has been a clinical research investigator for numerous pharmaceutical companies in the investigation of new anesthetic drugs. Dr. Stanley received an M.D. degree from Columbia University, College of Physicians and Surgeons in 1965.

         Edwin M. Kania, Jr. has served as director of the Company since April 1987. Since 1985, Mr. Kania has been a special limited partner of Morgan, Holland Partners, L.P., the general partner of Morgan, Holland Fund, L.P., a venture capital firm, ("Morgan, Holland"), which is a major stockholder of the Company. He also serves as Managing General Partner of Morgan, Holland Fund II, L.P., a venture fund organized in 1988 and as Managing General Partner of One Liberty Fund III, L.P., a venture fund organized in 1995. Mr. Kania is currently also a director of PerSeptive Biosystems, Inc., a supplier to the pharmaceutical and biotechnical industries, and Cytyc Corporation, a diagnostic company. Mr. Kania received an M.B.A. degree from Harvard Graduate School of Business Administration in 1982.

         Richard H. Leazer has served as Managing Director of the Wisconsin Alumni Research Foundation, a not-for-profit corporation supporting research at the University of Wisconsin, since March 1993. Prior to such time, he was President of Ohmeda, an anesthesia device and equipment manufacturer and a division of BOC HealthCare, from 1988 to September 1992 and was President of Anaquest, an anesthesia pharmaceutical company and a division of BOC HealthCare, from 1981 to 1988. Mr. Leazer received an M.B.A. degree from Drexel University in 1966.

         Emanuel M. Papper, M.D., Ph.D. has been a director of the Company since July 1990. He has been Professor of Anesthesiology at the University of Miami since 1969 and was Professor of Pharmacology there from 1974 to 1981.
Dr. Papper also served as the Vice President for Medical Affairs and the Dean of the University of Miami School of Medicine from 1969 to 1981. Prior to that time, Dr. Papper was a Professor of Anesthesiology and Chairman of the Department of Anesthesiology at Columbia University from 1949 to 1969. Dr. Papper served as a director of Abbott from 1971 to 1984. He received an M.D. degree from New York University in 1938 and a Ph.D. degree in English Literature from the University of Miami in 1990. In addition, Dr. Papper holds numerous honorary degrees.

         Daniel Kisner, M.D. has served as a director of the Company since February 1996. Dr. Kisner has served as Chief Operating Officer of Isis Pharmaceuticals, Inc., a biotechnology company, since February 1993, as a Director since March 1991 and as President since May 1994. From March 1991 until February 1993, he was Executive Vice President of Isis. From December 1988 until March 1991, he was Division Vice President of Pharmaceutical Development for Abbott. From March 1988 until November 1988, Dr. Kisner served as the Vice President, International Clinical Research and Development for Smith Kline & French Laboratories and from May 1985 until March 1988 he served as Vice President, Clinical Research R & D, Continental Europe for the same company. Dr. Kisner was an Associate Professor of Oncology at the University of Texas and an acting Associate Director at the National Cancer Institute.
Dr. Kisner received an M.D.  degree from Georgetown University in 1972.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.





                                       4.

BOARD COMMITTEES AND MEETINGS

         During the fiscal year ended December 31, 1995 the Board of Directors held six meetings. The Board has an Audit Committee and a Compensation Committee, the Audit Committee held two meetings and the Compensation Committee held two meetings during the fiscal year ended December 31, 1995.

         The Audit Committee meets with the Company's independent auditors to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three non-employee directors:
Messrs.  Kania and Leazer and Dr. Kisner.

         The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three non-employee directors: Messrs. Kania and Leazer and Dr. Papper.

         During the fiscal year ended December 31, 1995, all directors except Drs. Papper and Samuelson attended at least 75% of the meetings of the Board held during the period for which they were a director.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1996 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Coopers & Lybrand L.L.P. has audited the Company's financial statements since 1986, when the Company's financial statements were first audited. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         Stockholder ratification of the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Coopers & Lybrand L.L.P. to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Coopers & Lybrand L.L.P.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.





                                       5.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 31, 1996 by: (i) each nominee for director; (ii) the executive officer named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.



                                                                  NUMBER
                                                                  OF SHARES                  PERCENT
                                                                  BENEFICIALLY               BENEFICIALLY
NAME OF BENEFICIAL OWNER                                          OWNED                      OWNED (1)(2)
- ------------------------                                          -------------              ------------
Morgan, Holland Fund, L.P.  . . . . . . . . . . . . . . . . . .   1,412,345                     19.5%
One Liberty Square, Suite 840
Boston, Massachusetts 02109

Edwin M. Kania, Jr. (3)   . . . . . . . . . . . . . . . . . . .   1,418,845                     19.6
Morgan, Holland Fund, L.P.
One Liberty Square, Suite 840
Boston, Massachusetts 02109

Abbott Laboratories   . . . . . . . . . . . . . . . . . . . . .   1,202,840                     16.6
One Abbott Park Road, D-980, AP30
Abbott Park, IL  60064-3500

Theodore H. Stanley and Stanley Research Foundation (4) . . . .     734,514                     10.0
4745 Wiley Post Way, Suite 650
Salt Lake City, UT  84116

William C. Moeller (5)  . . . . . . . . . . . . . . . . . . . .     651,549                      8.9
4745 Wiley Post Way, Suite 650
Salt Lake City, UT  84116

The Capital Group Companies, Inc. (6) . . . . . . . . . . . . .     460,000                      6.4

Daniel L. Kisner  . . . . . . . . . . . . . . . . . . . . . . .          --                       --

Thomas B. King (7)  . . . . . . . . . . . . . . . . . . . . . .      38,854                       **

Richard H. Leazer (8) . . . . . . . . . . . . . . . . . . . . .       5,187                       **

Emanuel M. Papper (9) . . . . . . . . . . . . . . . . . . . . .      21,353                       **

Michael A. Busch (10) . . . . . . . . . . . . . . . . . . . . .      48,764                       **

Dennis L. Coleman (11)  . . . . . . . . . . . . . . . . . . . .      59,632                       **

Steven A. Shoemaker (12)  . . . . . . . . . . . . . . . . . . .      30,051                       **

All executive officers and directors as a group
    (10 persons) (3)-(5) and (7)-(12)   . . . . . . . . . . . .   3,008,749                     39.6%

- -----------------
**       Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within sixty (60) days of March 31, 1996, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them

(2) Percentage of beneficial ownership is based on 7,225,331 shares of Common Stock outstanding as of March 31, 1996.





                                       6.

(3) Includes 1,412,345 shares held by Morgan, Holland Fund, L.P., 1,000 shares held by Morgan, Holland Venture Corp. Retirement Trust for the benefit of Edwin M. Kania, Jr., and options to purchase 5,500 shares of Common Stock held by Mr. Kania but subject to a sharing agreement with other general partners of Morgan, Holland Ventures Corp. Mr. Kania, a director of the Company, is a special limited partner of Morgan, Holland Partners, L.P., the general partner of Morgan, Holland. Mr. Kania disclaims beneficial ownership of the shares held by Morgan, Holland except to the extent of his pecuniary interest therein.

(4) Includes options exercisable for 153,749 shares of Common Stock. Of the 734,514 shares, Dr. Stanley owns 390,649 shares, Mary Ann Stanley, Dr. Stanley's spouse, owns 236,900 shares, the Stanley Research Foundation owns 82,065 shares and Dr. Stanley owns 24,900 shares jointly with Ellen Stanley.

(5)      Includes options exercisable for 54,584 shares of Common Stock.

(6) The Capital Group Companies, Inc., Capital Research and Management Company, and SMALLCAP World Fund, Inc. have together filed a Schedule 13G pursuant to which they report sole or shared voting and dispositive power over 460,000 shares owned as of December 31, 1995. Capital Research and Management Company is an Investment Adviser and is a wholly owned subsidiary of The Capital Group Companies, Inc. and serves as investment adviser to SMALLCAP World Fund, Inc., a registered investment company.

(7)      Includes options exercisable for 38,071 shares of Common Stock.

(8)      Includes options exercisable for 5,187 shares of Common Stock.

(9)      Includes options exercisable for 8,853 shares of Common Stock.

(10)     Includes options exercisable for 46,180 shares of Common Stock.

(11)     Includes options exercisable for 29,484 shares of Common Stock.

(12)     Includes options exercisable for 28,956 shares of Common Stock.





                                       7.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. All such reports required to be filed during the fiscal year ended December 31, 1995 were filed.

                                   MANAGEMENT

EXECUTIVE OFFICERS

         The following table sets forth certain information concerning the Executive Officers of the Company as of March 31, 1996:



                   NAME                      AGE                     POSITION
                   ----                      ---                     --------
William C. Moeller........................... 57     President, Chief Executive Officer and Treasurer

Thomas B. King............................... 41     Executive Vice President and Chief Operating Officer

Theodore H. Stanley, M.D..................... 56     Chairman of the Board and Secretary

Steven A. Shoemaker, M.D..................... 44     Vice President of Medical Affairs

Michael A. Busch, Ph.D....................... 43     Vice President, Clinical Research and Regulatory Affairs

Dennis L. Coleman, Ph.D...................... 49     Vice President, Research and Development


- -----------------
See "Proposal 1 - Election of Directors" for the biographies of Mr. Moeller, Mr. King and Dr. Stanley.

         Steven A. Shoemaker, M.D. has been Vice President of Medical Affairs since April 1994. Prior to joining Anesta, he was employed by Somatogen, Inc., a biotechnology company, from February 1993 to March 1994 as Senior Vice President and from June 1989 to February 1993 as Vice President of Drug Development and Medical Affairs. He was Assistant Professor of Medicine at the University of Colorado Health Sciences Center from July 1985 to June 1988. He received an M.D. degree from the University of California at Los Angeles in 1978.

         Michael A. Busch, Ph.D. has been Vice President of Clinical Research and Regulatory Affairs of the Company since March 1992. Prior to joining Anesta, he was employed at Glaxo, Inc., a pharmaceutical company, where he served as Senior Clinical Research Scientist from March 1988 to September 1988 and as Assistant Director of Clinical Research and Assistant Director of R&D Project Management from September 1988 to February 1992. He held several positions at Abbott from 1983 to 1988, most recently as Senior Clinical Research Associate. Dr. Busch received a Ph.D. degree in Physiology and Biophysics from Colorado State University in 1981.

         Dennis L. Coleman, Ph.D. has been Vice President of Research and Development of the Company since March 1992 and served as Director, Technical Marketing at the Company from April 1991 to February 1992. Prior to joining Anesta, he was a founder of Albion Instruments, a company specializing in the analysis of anesthetic gases, where he served as Clinical Director from 1981 to August 1990. He also served as a consultant to Anesta from September 1990 to March 1991. He served as Research Associate Professor at the College of Pharmacy, Department of Pharmaceutics from 1985 to 1987 and as Research Assistant Professor, Department of Surgery, College of Medicine, Division of Artificial Organs from 1981 to 1986 at the University of Utah. Dr. Coleman received a Ph.D. degree in Pharmaceutics from the University of Utah in 1980.





                                       8.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

         The Company's directors do not currently receive any cash compensation for service on the Board of Directors or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings.

         Each non-employee director of the Company receives stock option grants under the 1993 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Only non-employee directors of the Company or affiliates of such directors (as defined in the Internal Revenue Code) are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan do not qualify as incentive stock options under the Code.

         Option grants under the Directors' Plan are non-discretionary. Each person who is, after the effective date of the initial public offering of shares of the Company's Common Stock, elected for the first time to be a non-employee director shall, upon the initial election date to be a non-employee director by the Board of Directors or stockholders of the Company, be granted an option to purchase 10,000 shares of Common Stock of the Company under the Directors' Plan. On the first business day of each calendar year each member of the Company's Board of Directors who is not an employee of the Company and has served as a non-employee director for at least three months or, where specified by the non- employee director, an affiliate of such director, is automatically granted under the Directors' Plan, without further action by the Company, the Board of Directors or the stockholders of the Company, an option to purchase 1,500 shares of Common Stock of the Company. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the Directors' Plan may be exercised: (i) in installments over a period of three years from the date of grant in three equal installments commencing on the date one year after the date of grant, provided that the optionee has, during the entire period prior to such vesting date, continuously served as a non-employee director, or (ii) until the date upon which such optionee, or the affiliate of such optionee, as the case may be, terminates his service as a non-employee director for any reason or for no reason, the option shall terminate on the earlier of the expiration date of the option or the date three months following the date of termination of service. The term of options granted under the Directors' Plan is five years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, each option either will continue in effect, if the Company is the surviving entity, or will be assumed or an equivalent option will be substituted by the successor corporation, if the Company is not the surviving entity.

         During the last fiscal year, the Company granted options covering 4,500 shares to each non-employee director of the Company, at an exercise price per share of $5.375, which was equal to the fair market value on the date of grant (based on the closing sales price reported in the Nasdaq National Market). As of December 31, 1995, 1,250 options had been exercised under the Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth, for the fiscal year ended December 31, 1995, certain compensation, including salary, bonuses, stock options and certain other compensation, awarded or paid to, or earned by, the Company's Chief Executive Officer and its four most highly compensated executive officers at December 31, 1995 (the "Named Executive Officers").





                                       9.

                          SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                            ANNUAL COMPENSATION         ------------
                                                           ----------------------         SECURITIES
                                                           SALARY           BONUS         UNDERLYING
NAME AND PRINCIPAL POSITION                 YEAR             ($)             ($)           OPTIONS
- ---------------------------                 ----           -------         ------       ------------
William C. Moeller                          1995           150,000         28,000              --
   President and Chief Executive            1994           131,667         20,000          25,000
   Officer                                  1993            90,865             --          17,606

Michael A. Busch                            1995           120,250         24,000          10,000
   Vice President, Clinical Research        1994           101,667         16,000          15,000
   and Regulatory Affairs                   1993            85,000             --          14,000

Dennis L. Coleman                           1995           126,462         20,400          10,000
   Vice President, Research and             1994           100,834         16,000          15,000
   Development                              1993            87,467             --          14,600

Thomas B. King                              1995           143,001         27,000          42,500
   Executive Vice President and Chief       1994             6,050             --          85,000
   Operating Officer (1)                    1993                --             --              --

Steven A. Shoemaker                         1995           140,000         23,800          10,000
   Vice President, Medical Affairs (2)      1994           123,302         15,000          50,000
                                            1993                --             --              --

- ------------------
(1)      Mr. King became an officer and employee of the Company during 1994.

(2) Dr. Shoemaker became an officer and employee of the Company during 1994.





                                      10.

                             OPTION GRANTS IN 1995

         The following table sets forth for the Named Executive Officers certain information regarding options granted for the year ended December 31, 1995:

                                                  PERCENT OF
                                                     TOTAL
                                                    OPTIONS                                POTENTIAL REALIZABLE
                                                  GRANTED TO                                     VALUE AT
                                    NUMBER OF      EMPLOYEES                              ASSUMED ANNUAL RATES OF
                                    SECURITIES        IN                                  STOCK PRICE APPRECIATION
                                    UNDERLYING       1995       EXERCISE                    FOR OPTION TERM (2)
                                     OPTIONS         -----       PRICE     EXPIRATION    --------------------------
NAME                                GRANTED (#)      (%)(1)    ($/SHARE)      DATE        5% ($)        10% ($)
- ----                                -----------   ----------   ---------   -----------   --------------------------
William C. Moeller.................     --             --           --          --           --            --

Michael A. Busch...................   10,000            5%      $  5.25     3/15/2000    $ 14,504      $ 32,051

Dennis L. Coleman..................   10,000            5          5.25     3/31/2000      14,504        32,051

Thomas B. King.....................   42,500           22         10.25    10/09/2000     120,355       265,953

Steven A. Shoemaker................   10,000            5          5.25     4/15/2000      14,504        32,051

- -----------------
(1)      Based on 196,750 options granted in 1995.

(2) The potential realizable value is based on the term of the option at its time of grant (5 years in the case of these options). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.


                                      11.

       AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                                                          VALUES

         The following table sets forth for the Named Executive Officers the shares acquired and the value realized on each exercise of stock options during the fiscal year ended December 31, 1995 and the fiscal year-end number and value of unexercised options:

                                                                         NUMBER OF        VALUE OF UNEXERCISED
                                                                        UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                                                        OPTIONS AT            DECEMBER 31,
                                                                     DECEMBER 31, 1995          1995 ($)
                               SHARES ACQUIRED          VALUE           EXERCISABLE/          EXERCISABLE/
NAME                           ON EXERCISE (#)    REALIZED ($) (1)     UNEXERCISABLE        UNEXERCISABLE (2)
- ----                           ---------------    ----------------   -----------------   -----------------------
William C. Moeller                 30,000           $ 137,250          58,980/15,626        $368,660/$39,065
                                   10,000              35,750

Michael A. Busch                       --                  --          41,012/23,588         302,699/107,501

Dennis L. Coleman                   4,000              18,800          27,836/23,276         192,292/103,934
                                    1,000               4,700

Thomas B. King                         --                  --          24,790/102,710        78,800/176,200

Steven A. Shoemaker                    --                  --          23,227/36,773          44,603/82,897


- -----------------
(1) Based on the fair market value of the Common Stock as of the exercise date as reported on the Nasdaq National Market, minus the exercise price, multiplied by the number of shares underlying the option.

(2) Based on the fair market value of the Common Stock as of December 31, 1995 as reported on the Nasdaq National Market, minus the exercise price, multiplied by the number of shares underlying the option.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No member of the Compensation Committee is a former or current officer of the Company.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

         Until 1994, the Board of Directors (the "Board") of the Company was responsible for establishing the Company's compensation programs for all executive officers. Beginning in 1994, the Board delegated to the Compensation Committee (the "Committee") of the Board the authority to establish and administer the Company's compensation programs. The Committee is currently composed of three non-employee directors: Mr. Kania, Mr. Leazer and Dr. Papper. The Committee is responsible for setting and administering the policies which govern executive salaries, bonuses (if any) and stock ownership programs. The Committee annually evaluates the performance, and determine the compensation, of the Chief Executive Officer (the "CEO") and the other executive officers of the Company, based upon a mix of the achievement of corporate goals, individual performance and comparisons with other pharmaceutical and drug delivery companies.

         The policies of the Company with respect to compensation of executive officers, including the CEO, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value. To meet these goals, the Committee adopted a mix among the compensation elements of salary, bonus and stock options, with a bias toward stock options, to emphasize the link between executive incentives and the creation of stockholder value as measured by the equity markets. In general for 1995, the salaries, bonuses and stock option awards of executive officers were linked to the Company's achievement of corporate performance criteria with respect to progress in product development programs (particularly the cancer pain program), the controlled roll-out of Fentanyl Oralet, expanding the Company's management team through the integration of a Chief Operating Officer, strengthening the Company's pharmaceutical product development capabilities, further development of the Company's corporate partnering strategy, public company matters and stock price performance. In order to conserve





                                      12.

the Company's financial resources, and in order to reflect the Company's size and stage of development in relation to the companies included in industry compensation surveys reviewed by the Committee, the Committee determined to provide for base salaries at or below the mid-point of the compensation range for such companies. Bonuses were awarded to certain executive officers based on the same performance criteria noted above plus the achievement of certain individual objectives. In general, the bonus program is designed to allow each executive officer to realize total cash compensation that is slightly below or meaningfully above industry averages, based on performance. Base salary and bonus were supplemented by awards under the Company's stock option plan, designed to provide long-term incentives to all employees of the Company.
Stock option awards were set in the mid-range compared to the companies included in the industry surveys considered by the Committee. Each of these components is discussed in turn below.

BASE SALARY

         Base salaries for all executive officers of the Company were established at or below the mid-point of the range for companies included in the compensation surveys considered by the Committee. In establishing such salaries, the Committee also considers each officer's level of industry experience, individual achievement and overall contribution to the achievement of corporate objectives.

BONUSES

         The Company paid bonuses to its CEO and four other executive officers in 1995, in amounts ranging from $20,400 to $28,000. Such bonuses were based on the extent to which the corporate goals described above were achieved, and represented approximately 20% of each such officer's base salary.

OPTION PLANS

         The option plans offered by the Company have been established to provide all executive officers of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. Periodic grants of stock options are generally made to all eligible employees. These grants have been reviewed by the Board on an annual basis.
As the base salaries for executive officers of the Company historically have been below the mid-point of the range for comparable companies, the Company has used stock options as the primary incentive to attract and retain its executive officers. In awarding stock options, the Board considers individual performance and overall contribution to the Company and also considers the number of unvested stock options held by the officer and the total number of stock options available to be awarded under the stock option plans. The Committee also considers the stock option practices of a self-selected group of other pharmaceutical, biotechnology and drug delivery companies. After considering the criteria relating to awarding stock options, the Board determined that four executive officers would receive option grants in the year ended December 31, 1995. Stock options granted under the stock option plans generally have a four-year vesting schedule and generally expire five years from the date of grant. The exercise price of options granted under the stock option plans was 100% of fair market value of the underlying stock on the date of grant for all officers who were granted options during 1995.

CEO COMPENSATION

         Mr. Moeller's base salary and grants of stock options were determined in accordance with the criteria described above. The base salary of Mr. Moeller was set at an annual rate of $150,000 commencing January 1, 1995, which represented an increase from his base salary of $131,667 in 1994. In setting such salary level, the Committee considered salary surveys prepared by Radford Associates, Ward Howell and Ernst & Young for other companies in the pharmaceutical, biotechnology and drug delivery sectors. Mr. Moeller's salary was set below the mid-point of the range for such companies, reflecting the Company's size and stage of development in relation to such companies and the Committee's desire to conserve the Company's financial resources. Mr. Moeller also received a bonus of $28,000 for 1995. Such salary and bonus were based on the extent to which the performance objectives described above were achieved. The Committee determined that certain of such objectives were fully satisfied, and others were partially satisfied, in 1995.





                                      13.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

         Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The statute containing this law and the applicable proposed Treasury regulations offer a number of transitional exceptions to this deduction limit, including an exemption for compensation plans, arrangements and binding contracts in existence prior to the time the Company became a "publicly held corporation" within the meaning of the Code. As a result, the Board believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officers in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Board has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as "performance-based compensation." The Board intends to continue to evaluate the effects of the statute and any final Treasury regulations and to comply with Code Section 162(m) in the future to the extent consistent with the best interests of the Company.

                             COMPENSATION COMMITTEE
                              Edwin M. Kania, Jr.
                         Emanuel M. Papper, M.D., Ph.D.
                               Richard H. Leazer





                                      14.

                               PERFORMANCE CHART

                COMPARISON OF 23 MONTH CUMULATIVE TOTAL RETURN*
                AMONG ANESTA CORP., NASDAQ STOCK MARKET-US INDEX
                 AND THE BIOCENTURY DRUG DELIVERY SECTOR INDEX

- -----------------------------------------------------------------------------------------------------------------------
                                   1/28/94      3/94      6/94    9/94    12/94    3/95      6/95    9/95     12/95
- -----------------------------------------------------------------------------------------------------------------------
ANESTA CORP.                         100         84         64     71       43       40        77      87       74
- -----------------------------------------------------------------------------------------------------------------------
NASDAQ STOCK MARKET-US               100         93         89     96       95      104       119     133      135
- -----------------------------------------------------------------------------------------------------------------------
BIOCENTURY DRUG DELIVERY SECTOR      100         85         72     75       67       70        82     108      118
- -----------------------------------------------------------------------------------------------------------------------


* $100 Invested on 01/28/94 in stock or index including reinvestment of dividends.

Fiscal year ending December 31.





                                      15.

                              CERTAIN TRANSACTIONS

         Relationship with Abbott Laboratories. In December 1989, Anesta entered into a research and development, license, supply and distribution agreement with Abbott. Under the agreement, as amended, Anesta granted to Abbott the exclusive right to make, use and market in the U.S. OT-products resulting from technology owned or licensed by Anesta consisting of the OT-fentanyl product line or other central nervous system acting drugs or intermediates thereof used for pre-medication, sedation, analgesia, diagnostic procedures, emergency room, post operative pain, burn treatment or cancer-related pain management. Abbott's exclusive license terminates upon the expiration of the last U.S. patent relative to such licensed technology. Under the 1989 Agreement, Abbott has provided development funding and milestone payments and Abbott is obligated to pay royalties and other payments on product sales. In 1995, the Company entered into two new funding agreements with Abbott under which Abbott agreed to provide to the Company $1,500,000 in each of 1995 and 1996 to further the development of Actiq for cancer pain. Through March 31, 1996, Abbott had paid a total of $8,250,000 and committed an additional $1,500,000 to be paid during the remainder of 1996. Abbott is Anesta's contract manufacturer for the OT-fentanyl product line and sells such products to Anesta. Anesta resells OT-fentanyl products to Abbott for marketing in the U.S. under Abbott's trademark Fentanyl Oralet and Anesta's trademark Actiq.

         The Company granted to Abbott International in February 1991 a license for OT-fentanyl products for all countries in the world other than the U.S. In August 1995, the Company and Abbott International amended the February 1991 license agreement to grant the Company an option to either terminate or make non-exclusive Abbott International's license rights to the OT-fentanyl product line, including Fentanyl Oralet and Actiq, in any country other than the U.S. In conjunction with the amendment, Abbott agreed to manufacture and sell to the Company, its distributors or licensees any OT-fentanyl products the Company requests from Abbott for distribution into a country for which the Company has exercised its option to terminate or made non-exclusive Abbott International's license. The amendment also reduced by $100,000 the Company's unearned advance royalty obligation to Abbott International, which amount was recognized as royalty revenue during the year ended December 31, 1995.

         Relationship with University of Utah Research Foundation. The Company has entered into a license agreement with the University of Utah Research Foundation (the "UURF") with respect to the license by UURF to the Company of the Company's proprietary OT drug delivery system. Under the license agreement, the Company is obligated to pay to the UURF royalties based on Anesta's revenues related to sales of products incorporating the OT system.
Dr. Theodore H. Stanley has been Professor of Anesthesiology and Professor of Surgical Research at the University of Utah, an affiliate of the UURF, since 1978. As one of the inventors of the OT system, Dr. Stanley may be entitled to a portion of the royalties obtained by the UURF from the Company in connection with the license of the technology to the Company pursuant to an unwritten policy of the University of Utah. In addition, the Company issued to the UURF 6,000 shares of the Company's Common Stock in connection with the issuance of the license.

         Relationship with Stanley Research Foundation. Dr. Stanley is the sole trustee of the Stanley Research Foundation ("SRF"), a not-for-profit entity. SRF makes grants to the University of Utah which are used to support the work of scientists and other employees of the University of Utah. The Company reimburses SRF for such grants. The Company obtains from SRF certain materials and services at the same cost as that paid by SRF. Such grants and purchasing arrangements totaled approximately $321,539 for the year ended December 31, 1995. Dr. Stanley receives no remuneration from SRF, and therefore does not benefit directly from the Company's arrangements with SRF.





                                      16.

                                 OTHER MATTERS

         The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.


                                        By Order of the Board of Directors

                                        /s/ THEODORE H. STANLEY, M.D.

                                        Theodore H. Stanley, M.D.
                                        Secretary


May 31, 1996





                                      17.

                                  DETACH HERE

/ X / Please mark
      votes as in
      this example.

      THE BOARD RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS.

      1. Election of Seven Directors Proposed in the
      Accompanying Proxy Statement.

      Nominees: Edwin M. Kania, Jr., Thomas B. King, Richard          2. To ratify the appointment of    FOR    AGAINST   ABSTAIN
      H. Leazer, William C. Moeller, Emanuel M. Papper, Daniel           Coopers & Lybrand L.L.P. as     / /      / /       / /
      L. Kisner, Theodore H. Stanley                                     the Company's Independent
                      FOR          WITHHELD                              Certified Public Accountants
                      / /            / /                                 for the fiscal year ending
                                                                         December 31, 1996.

       / /                                                            3. To transact such other business as may properly
          --------------------------------------                         come before the annual meeting or any adjournments
          For all nominees except as noted above                         or postponements thereof.

                                                                                MARK HERE
                                                                                FOR ADDRESS   / /
                                                                                CHANGE AND
                                                                                NOTE AT LEFT

                                                                          Please sign exactly as your name(s) appear(s) on your
                                                                          stock certificate. If shares of stock are held of record
                                                                          in the names of two or more persons or in the name of
                                                                          husband and wife, whether as joint tenants or otherwise,
                                                                          both or all of such should sign the Proxy. If shares
                                                                          of stock are held of record by a corporation, the Proxy
                                                                          should be signed by the President or Vice President and
                                                                          the Secretary or Assistant Secretary, Executors or
                                                                          administrators or other fiduciaries who execute the
                                                                          above Proxy for a deceased stockholder should give their
                                                                          full titles.

Signatures:________________________  Date:___________________  Signature:____________________________  Date:______________________



                                  DETACH HERE

                                  ANESTA CORP.

P      The undersigned hereby appoints William C. Moeller and Theodore H.
   Stanley, and either of them, as attorneys of the undersigned with full power R of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Anesta Corp., to O be held on June 28, 1996 at 2:00 p.m. local time, at the Red Lion, 255 South
   West Temple, Salt Lake City, Utah, and at any continuation or adjournment
X thereof, with all powers which the undersigned might have if personally present at the meeting.
Y
       Where no contrary choice is indicated by the stockholder, this Proxy when returned, will be voted FOR such nominees and proposals and with discretionary authority upon such other matters as may properly come before the meeting. This Proxy may be revoked at any time prior to the time it is voted.

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

       The undersigned hereby acknowledges receipt of: (a) Notice of Annual Meeting of Stockholders dated May 31, 1996; (b) the accompanying Proxy Statement and (c) the Annual Report to Stockholders for the fiscal year ended December 31, 1995 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of the Corporation, gives notice of such revocation.

       PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                                         / SEE REVERSE SIDE /